NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852

TIX CORPORATION REPORTS PROFITABLE AND RECORD FIRST QUARTER RESULTS

-- Revenues Climb Sharply Bolstered by Core Ticketing Business and Acquired Entertainment Operations --

STUDIO CITY, CALIFORNIA — May 20, 2008 — TIX Corporation (Nasdaq: TIXC) today reported results for its first quarter ended March 31, 2008, reflecting continued sales strength derived from its core discount ticketing operation in Las Vegas and contributions from its two new divisions -- Exhibit Merchandising, which provides branded merchandise sales and services, and a newly formed subsidiary Tix Productions Inc., offering live entertainment.

Revenue for the 2008 first quarter increased to a record $23.2 million from $1.75 million a year earlier. For the same period, the company reported net income of $461,000, or $0.01 per diluted share, calculated on a 74 percent increase in the weighted average common shares outstanding, compared with a net loss of $520,000, or $0.03 per share, last year.

“First quarter results highlight the success of the company’s strategic plan to leverage its core Las Vegas-based discount ticketing operation with the addition of entertainment businesses that offer tremendous synergistic domestic and international opportunities,” said Mitch Francis, chief executive officer of Tix Corporation.

He highlighted the company’s commencement of trading earlier this month on The Nasdaq Capital Market and the expected benefits of improved trading liquidity and greater potential to attract a broader shareholder base.

Francis noted the company’s Tix4Tonight same-day, discount ticket operation in the Las Vegas market, including value-added services such as discount dining reservations and golf tee-time purchases, achieved record 2008 quarterly sales performance. Gross ticket sales for the quarter increased 46 percent to $10.9 million from $7.5 million in the same period a year earlier. Francis added that sales activity for the quarter was bolstered by an expanding roster of discount shows and its new (fifth) high-pedestrian traffic location at the giant Coke bottle in Las Vegas.

The company’s newest division, Tix Productions, is comprised of Magic Arts and Entertainment, acquired in February 2008, and New Space Entertainment, acquired in March 2008. This division produces and promotes live entertainment throughout the United States and Canada -- contributing revenue of approximately $17 million for the 2008 first quarter.

He also highlighted its Exhibit Merchandising acquisition, which operates retail specialty stores for touring museum exhibitions -- contributing revenue of approximately $3.1 million for the first quarter of 2008. He cited the successful opening of its first foreign exhibit gift shop for the touring Tutankhamum and the Golden Age of Pharaohs at the O2 Dome in London and a second King Tut exhibit recently opened in Vienna.

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Tix Corporation
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About TIX Corporation

Tix Corporation is an integrated entertainment organization offering ticketing services, event merchandising and concert and theatrical productions. It currently operates five prime locations in Las Vegas under the Tix4Tonight marquee- offering up to a 50 percent discount for same-day shows, concerts, attractions and sporting events. It also offers discount products for golf and dining at its sales locations in Las Vegas. The company also offers premium tickets to concerts, theater and sporting events throughout the United States. Its Exhibit Merchandising operation is engaged in branding, product merchandise development and sales activities related to museum exhibitions and other events -- including the King Tutankhamen and Real Pirates tours, selling themed souvenir memorabilia and collector’s items in specialty stores in conjunction with the specific events and venues. The company’s newest division is dedicated to concert and live theatrical promotion and production of events throughout the United States, Canada and Europe.

Except for the historical information contained herein, certain matters discussed in this press release are forward-looking statements which involve risks and uncertainties. These forward-looking statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are discussed in the company's various filings with the Securities and Exchange Commission. The company assumes no obligation to update these forward-looking statements.

(Financial Tables Follow)
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TIX CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS THREE MONTHS ENDED MARCH 31,

	2008	2007
	(Unaudited)	(Unaudited)

Revenues	$23,163,000	$1,747,000
Operating expenses:
Direct costs of revenues	16,730,000	714,000
Selling and marketing expenses.	1,377,000	192,000
General and administrative expenses, including non-cash equity-based costs of $602,000 and $395,000 in 2008 and 2007, respectively (including $277,000 and $43,000 for officers and directors in 2008 and 2007, respectively).	3,462,000	1,298,000
Depreciation and amortization	1,122,000	64,000
Total costs and expenses	22,691,000	2,268,000
Operating income (loss)	472,000	(521,000)
Other income (expense):
Other income	43,000	-
Interest income	34,000	8,000
Interest expense	(6,000)	(7,000)
Other income (expense), net	71,000	1,000
Income (loss) from operations	543,000	(520,000)
Current income tax expense	82,000	-
Net income (loss)	$461,000	$(520,000)
Net income (loss) per common share -
Basic	$0.02	$(0.03)
Diluted	$0.01	$(0.03)
Weighted average common shares outstanding -
Basic	30,642,823	18,705,939
Diluted	32,493,343	18,705,939

TIX CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash	$6,623,000	$7,417,000
Other receivable	-	345,000
Accounts receivable, net	4,312,000	129,000
Inventory	4,240,000	3,938,000
Prepaid expenses and other current assets	498,000	178,000
Total current assets	15,673,000	12,007,000

Property and equipment:
Office equipment and furniture	1,544,000	1,413,000
Equipment under capital lease	386,000	386,000
Leasehold improvements	313,000	313,000
	2,243,000	2,112,000
Less accumulated depreciation and amortization	(781,000)	(664,000)
Total property and equipment, net	1,462,000	1,448,000

Other assets:
Intangible assets:
Goodwill	31,692,000	27,115,000
Intangible assets, net	17,130,000	14,524,000
Total intangible assets	48,822,000	41,639,000
Deposits and other assets	75,000	74,000
Total other assets	48,897,000	41,713,000

Total assets	$66,032,000	$55,168,000

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,829,000	$1,945,000
Accrued expenses	4,726,000	1,082,000
Current portion of capital lease obligations	46,000	45,000
Deferred revenue	547,000	54,000
Total current liabilities	8,148,000	3,126,000
Non-current liabilities:
Capital lease obligations, less current portion	127,000	108,000
Deferred rent	96,000	188,000
Total non-current liabilities	223,000	296,000
Stockholders’ equity:
Preferred stock, $0.01 par value; 500,000 shares authorized;
none issued	—	—
Common stock, $0.08 par value; 100,000,000 shares authorized;
30,642,823 shares and 30,402,325 shares issued and outstanding
at March 31, 2008 and December 31, 2007, respectively	2,531,000	2,432,000
Additional paid-in capital	86,389,000	81,034,000
Accumulated deficit	(31,259,000)	(31,720,000)
Total stockholders’ equity	57,661,000	51,746,000
Total liabilities and Stockholders' Equity	$66,032,000	$55,168,000